Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement (Form S-3 No. 333-161714) and related Prospectus of X-Rite, Incorporated for the registration of 58,150,640 shares of its common stock and to the incorporation by reference therein of our reports dated March 10, 2009, with respect to the consolidated financial statements and schedule of X-Rite, Incorporated, and the effectiveness of internal control over financial reporting of X-Rite, Incorporated, included in its Annual Report (Form 10-K) for the fiscal year ended January 3, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

October 27, 2009